EXHIBIT 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 21, Selected Financial Data for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, included in this report as Exhibit 13.1.

(Calculation)

Net Income / Weighted average shares of common stock outstanding for the period

= Earnings Per Share

	December 31,
	2004	2003	2002	2001	2000
Net Income	$2,637,325	$2,518,241	$2,673,817	$2,412,403	$2,325,906
Weighted Average Shares Outstanding	1,528,443	1,537,292	1,538,443	1,538,443	1,538,443
Per Share Amount	$1.73	$1.64	$1.74	$1.57	$1.51

(Calculation)

Cash dividends/ Shares issued

= Cash dividends declared per share

	December 31,
	2004	2003	2002	2001	2000
Cash dividends	$1,161,616	$1,123,063	$1,061,526	$1,046,041	$980,542
Shares issued	1,528,443	1,537,292	1,538,443	1,538,443	1,538,443
Per Share Amount	$.76	$.73	$.69	$.68	$.64

(Calculation)

Stockholders’ Equity/ Shares issued

= Book Value per share

	December 31,
	2004	2003	2002	2001	2000
Stockholders’ Equity	$23,953,036	$23,030,615	$22,459,633	$20,248,968	$18,225,100
Shares issued	1,528,443	1,528,443	1,538,443	1,538,443	1,538,443
Per Share Amount	$15.67	$15.07	$14.60	$13.16	$11.85

(Calculation)

Net Income / Total average assets

= Return on Average Assets

	(In thousands) December 31,
	2004	2003	2002	2001	2000
Net Income	$2,637	$2,518	$2,674	$2,412	$2,326
Total Average Assets	$284,930	$277,952	$252,543	$217,006	$203,529
Return on Average Assets	.93%	.91%	1.06%	1.11%	1.14%

(Calculation)

Net Income / Average stockholders’ equity

= Return on Average Equity

	(In thousands) December 31,
	2004	2003	2002	2001	2000
Net Income	$2,637	$2,518	$2,674	$2,412	$2,326
Total Average Stockholders’ Equity	$23,092	$21,884	$20,302	$18,902	$17,448
Return on Average Equity	11.42%	11.51%	13.17%	12.76%	13.33%

(Calculation)

Average Equity / Average stockholders’ equity

= Average Equity to Average Assets

	(In thousands) December 31,
	2004	2003	2002	2001	2000
Total Average Stockholders’ Equity	$23,092	$21,884	$20,302	$18,902	$17,448
Total Average Assets	$284,930	$277,952	$252,543	$217,006	$203,529
Average Equity to Average Assets	8.10%	7.87%	8.04%	8.71%	8.57%

(Calculation)

Cash dividends per share / Net income per share

= Dividend Payout Ratio

	December 31,
	2004	2003	2002	2001	2000
Cash dividends per share	$.76	$.73	$.69	$.68	$.64
Net income per share	$1.73	$1.64	$1.74	$1.57	$1.51
Dividend Payout Ratio	43.93%	44.51%	39.66%	43.31%	42.38%

(Calculation)

Loans/ Total deposits

= Loan to Deposit Ratio

	December 31,
	2004	2003	2002	2001	2000
Loans	$154,331,037	$146,710,494	$136,771,760	$120,943,839	$114,053,003
Total deposits	$236,171,007	$241,947,330	$231,375,582	$203,771,954	$173,668,578
Loan to Deposit Ratio	65.35%	60.64%	59.11%	59.35%	65.67%

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